Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Mama’s Creations, Inc. on Forms S-3 (File Nos. 333-275206 and 333-272398), S-8 (File Nos. 333-270476, 333-224260 and 333-286560), and S-1 (No. 333-270087) of our report dated November 7, 2025, with respect to our audit of the financial statements of the Crown I Carve Out Business as of June 28, 2025 and for the fiscal year then ended, which report is included in this current report on Form 8-K/A of Mama’s Creations, Inc.

/s/ UHY LLP

New York, New York

November 7, 2025